EXHIBIT 99.1

For Immediate Release

Ophthalmic Imaging Systems Receives $1.35 Million Contract From
Kaiser Foundation Health Plan

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SACRAMENTO, California, April 3, 2006 — Ophthalmic Imaging Systems (“OIS”) (OTCBB:OISI), a leading provider of ophthalmic digital imaging systems, announced today a contract with Kaiser Foundation Health Plan, Inc. to implement OIS’s Ophthalmic Picture Archiving and Communications Systems (PACS) for Kaiser Permanente. OIS will provide the platform for the Diabetic Retinopathy Screening project (“DRS”) in Kaiser Permanente’s 12 regional centers throughout Southern California.

The contract, totaling $1.35 million, includes PACS hardware, software, implementation and training.

OIS’ Ophthalmic PACS software enables medical staff to electronically access new and archived images from different locations in seconds, resulting in more timely and efficient patient diagnoses and reporting. It also simplifies the management of patients’ archived records, diagnostic tests and outcomes reporting. The system will integrate with Kaiser Permanente centers’ existing digital imaging capabilities, including 57 digitally enabled fundus cameras, located within the 12 medical centers in Southern California and their satellite offices.

Once implemented, the system will be completely integrated with Kaiser Permanente’s existing infrastructure and information systems, including image acquisition, review, analysis, and reporting, short- and long-term storage, archiving, and disaster recovery.

Gil Allon, CEO of Ophthalmic Imaging Systems, stated, “We have a long standing and valuable relationship with Kaiser Permanente and are pleased Kaiser Foundation Health Plan has chosen to implement our Ophthalmic PACS technology. Our software system will help ensure patients are receiving the best possible care. In addition to increasing patient service capabilities, our Ophthalmic PACS system streamlines workflow processes and reduces costs.”

Michael Kanter, M.D., Regional Medical Director of Quality & Clinical Analysis of Kaiser, stated, “Kaiser Permanente is widely recognized for its outstanding record in the treatment of diabetics. That is why we are always looking for ways to increase the number of diabetics we are able to screen for diabetic retinopathy, and ultimately diagnose and treat patients at the earliest stage possible and promote better outcomes.”

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.